Exhibit 99.1

Novocure Reports Second Quarter 2017 Financial Results and Provides Company Update

1,460 active patients at June 30, 2017, an increase of 64 percent from June 30, 2016, and 15 percent from March 31, 2017

Second quarter 2017 net revenues of $38.4 million, reflecting 114 percent growth versus second quarter 2016 and 10 percent growth versus first quarter 2017

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the three and six months ended June 30, 2017, highlighting year-over-year and sequential growth in active patients and net revenues. Novocure is an oncology company developing a profoundly different approach to cancer treatment utilizing a proprietary therapy called TTFields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. TTFields is an approved treatment for adults with glioblastoma. We believe the mechanism of action of TTFields shows promise for a variety of solid tumors.

Second quarter 2017 highlights include:

	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change

Non-financial
Prescriptions received in period(1)	1,059	657	61%	1,953	1,412	38%
Active patients at period end(2)	1,460	891	64%

Financial, in millions
Net revenues	$38.4	$17.9	114%	$73.3	$31.0	137%
Net loss	$(21.2)	$(40.6)	48%	$(39.2)	$(76.0)	48%

Cash and cash equivalents at the end of period	$80.2	$80.9
Short-term investments at the end of period	$104.2	$120.0
(1)

A “prescription received” is a commercial order for Optune that is received from a physician certified to treat patients with Optune for a patient not previously on Optune. Orders to renew or extend treatment are not included in this total.

(2)

An “active patient” is a patient who is on Optune under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.

“The second quarter of 2017 was a period of steady growth across all key commercial metrics in all key markets. At the end of the quarter, we had 1,460 active patients on therapy,” said Asaf Danziger, Novocure’s Chief Executive Officer. “We believe second quarter growth benefitted from our ongoing emphasis on building prescriber confidence in Optune for the treatment of GBM, including the presentation of our EF-14 five-year survival data at AACR.”

“With 204 million U.S. lives under positive coverage polices as of June 30, 2017, more than 93 percent of Americans with private insurance now have access to Optune,” added Mr. Danziger. “We continue to be reimbursed on a case-by-case basis in Germany and are in a constructive dialogue with government payers in the United States, Switzerland and Japan. Our second quarter 2017 revenues of $38.4 million represent 114 percent growth versus the second quarter 2016.”

“While we continue to focus on bringing Optune to patients with GBM, we also remain steadfast in our commitment to advancing TTFields as a possible treatment for additional solid tumor indications,” said William Doyle, Novocure’s Executive Chairman. “We are recruiting for phase 3 pivotal trials in non-small cell lung cancer and brain metastases. In April, we presented data from our phase 2 pilot trials in advanced pancreatic cancer and recurrent ovarian cancer suggesting improved patient outcomes when TTFields is added to existing standards of care. We plan to move both indications into phase 3 pivotal trials based on the strength of the pilot data.”

“In May, our TTFields delivery system received a humanitarian use device (HUD) designation from the FDA for treatment of pleural mesothelioma, an initial step towards a Humanitarian Device Exemption (HDE) approval in the United States. In July, we announced a clinical trial collaboration with Celgene to study marizomib and temozolomide in combination with Optune for the treatment of GBM,” continued Mr. Doyle. “We are encouraged to see increased interest in TTFields by independent parties and continue to believe the mechanism of action shows promise for the treatment of a variety of solid tumor types in indications with significant unmet medical needs.”

Second quarter 2017 Operating Statistics and Financial Update

There were 1,460 active patients on Optune at June 30, 2017, an increase of 569 active patients, or 64 percent, compared to June 30, 2016. The increase in active patients was driven primarily by prescription growth. The proportion of Optune prescriptions written for newly diagnosed GBM continued to be more than 55 percent in the second quarter 2017.

•	In the United States, there were 1,083 active patients on Optune at June 30, 2017, an increase of 347 active patients, or 47 percent, compared to June 30, 2016.
•	In Germany and other EMEA markets, there were 376 active patients on Optune at June 30, 2017, an increase of 221 active patients, or 143 percent, compared to June 30, 2016.

•	In Japan, there was 1 active patient on Optune at June 30, 2017. There were no active patients on Optune in Japan during the same period in 2016.

Additionally, 1,059 prescriptions were received in the quarter ended June 30, 2017, an increase of 402 prescriptions, or 61 percent, compared to the same period in 2016. The increase in prescriptions was driven primarily by commercial activities in our currently active markets.

•	In the United States, 803 prescriptions were received in the quarter ended June 30, 2017, an increase of 256 prescriptions, or 47 percent, compared to the same period in 2016.
•	In Germany and other EMEA markets, 255 prescriptions were received in the quarter ended June 30, 2017, an increase of 145 prescriptions, or 132 percent, compared to the same period in 2016.
•	In Japan, there was 1 prescription received in the quarter ended June 30, 2017. There were no prescriptions received in Japan during the same period in 2016.

We continued to work with payers in the United States to expand coverage of Optune for the treatment of both newly diagnosed and recurrent GBM.  As of June 30, 2017, payers administering plans for more than 204 million lives had issued positive coverage policies stating that Optune is approved for the treatment of newly diagnosed and/or recurrent GBM, an increase of approximately 17.8 million lives since March 31, 2017, including new policies with Health Care Services Corporation and Blue Cross Blue Shield of Florida.

For the three months ended June 30, 2017, net revenues increased to $38.4 million compared to $17.9 million for the same period in 2016, representing 114 percent growth. This growth was primarily driven by increased Optune adoption and the transition to accrual-based revenue recognition for a portion of our billings.

For the three months ended June 30, 2017, cost of revenues increased to $13.2 million compared to $9.8 million for the same period in 2016, representing an increase of 34 percent. This was primarily driven by an increase in active Optune patients, resulting in increased transducer array shipments and increased field equipment depreciation expenses, as well as increased personnel costs to establish infrastructure necessary to support an increasing volume of shipments to patients.

Research, development and clinical trials expenses for the three months ended June 30, 2017, were $9.4 million compared to $11.3 million for the same period in 2016, representing a decrease of 17 percent. This was primarily due to a decrease in clinical trial expenses resulting from the conclusion of our EF-14 phase 3 pivotal trial in newly diagnosed GBM.

Sales and marketing expenses for the three months ended June 30, 2017, were $16.4 million compared to $14.6 million for the same period in 2016, representing an increase of 12 percent. This was primarily due to increased personnel and shipping costs, reflecting our expanding commercial operations in the U.S. and Germany, partially offset by a decrease in advertising and professional services related to the launch of second generation Optune and the communication of Optune’s inclusion in the updated National Comprehensive Cancer (NCCN) Clinical Practice Guidelines In Oncology (NCCN Guidelines®) for Central Nervous System Cancers.

General and administrative expenses for the three months ended June 30, 2017, were $15.0 million compared to $13.0 million for the same period in 2016, representing an increase of 15 percent compared to the same period in 2016. This was primarily due to increased personnel costs partially offset by a decrease in professional services and other expenses.

Personnel costs for the three months ended June 30, 2017, included $7.6 million in non-cash share-based compensation expenses, comprised of $0.1 million in cost of revenues; $0.8 million in research, development and clinical trials; $1.7 million in sales and marketing; and $4.9 million in general and administrative expenses. Total non-cash share-based compensation expenses for the second quarter 2016 were $5.6 million.

Net losses for the three months ended June 30, 2017, were $21.2 million compared to net losses of $40.6 million for the same period in 2016.

Financial Update for the Six Months ended June 30, 2017

For the six months ended June 30, 2017, net revenues increased to $73.3 million compared to $31.0 million for the same period in 2016, representing 137 percent growth. This growth was primarily driven by increased Optune adoption and the transition to accrual-based revenue recognition for a portion of our billings.

For the six months ended June 30, 2017, cost of revenues increased to $24.8 million compared to $17.8 million for the same period in 2016, representing an increase of 40 percent. This was primarily driven by an increase in active Optune patients, resulting in increased transducer array shipments and increased field equipment depreciation expenses, as well as increased personnel costs to establish infrastructure necessary to support an increasing volume of shipments to patients.

Research, development and clinical trials expenses for the six months ended June 30, 2017, were $18.8 million compared to $22.8 million for the same period in 2016, representing a decrease of 17 percent. This was primarily due to a decrease in clinical trial expenses resulting from the conclusion of our EF-14 phase 3 pivotal trial in newly diagnosed GBM.

Sales and marketing expenses for the six months ended June 30, 2017, were $31.1 million compared to $27.9 million for the same period in 2016, representing an increase of 12 percent. This was primarily due to increased personnel and shipping costs, reflecting our expanding commercial operations in the U.S. and Germany, partially offset by a decrease in advertising and professional services related to the launch of second generation Optune and the communication of our inclusion in NCCN Guidelines.

General and administrative expenses for the six months ended June 30, 2017, were $27.4 million compared to $25.3 million for the same period in 2016, representing an increase of 9 percent compared to the same period in 2016. This was primarily due to increased personnel costs partially offset by a decrease in professional services and other expenses.

Personnel costs for the six months ended June 30, 2017, included $12.1 million in non-cash share-based compensation expenses, comprised of $0.3 million in cost of revenues; $1.7 million in research, development and clinical trials; $2.4 million in sales and marketing; and $7.8 million in general and administrative expenses. Total non-cash share-based compensation expenses for the six months ended June 30, 2016 were $11.1 million.

Net losses for the six months ended June 30, 2017, were $39.2 million compared to net losses of $76.0 million for the same period in 2016.

At June 30, 2017, we had $80.2 million in cash and cash equivalents and $104.2 million in short-term investments, for a total balance of $184.4 million in cash, cash equivalents and short-term investments. At June 30, 2017, we had $100.0 million of principal indebtedness outstanding under our Loan and Security Agreement with Biopharma Secured Investments III Holdings Cayman LP.

Anticipated clinical milestones

Trial initiations:

•	Phase 3 pivotal trial in locally advanced pancreatic cancer (2H 2017)
•	Phase 3 pivotal trial in recurrent ovarian cancer (2018)

Top-line data readouts:

•	Phase 2 pilot STELLAR trial in mesothelioma (2018)
•	Phase 3 pivotal METIS trial in brain metastases (2020)
•	Phase 3 pivotal LUNAR trial in non-small cell lung cancer (2021)

Conference call details

Novocure will host a conference call and webcast to discuss second quarter 2017 financial results today, Thursday, July 27, at 8 a.m. EDT. Analysts and investors can participate in the conference call by dialing (855) 442-6895 for domestic callers and (509) 960-9037 for international callers, using the conference ID 37605671. The webcast can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations/, and will available for replay for at least 14 days following the call.

The earnings slides presented during the webcast and the corporate presentation can also be accessed from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations/.

About Novocure

Novocure is an oncology company developing a profoundly different cancer treatment utilizing a proprietary therapy called TTFields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. Novocure’s commercialized product, Optune, is approved for the treatment of adult patients with glioblastoma. Novocure has ongoing or completed clinical trials investigating TTFields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer and mesothelioma.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland and Japan, and a research center in Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 23, 2017, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Consolidated Statements of Operations

USD in thousands (except share and per share data)

	Three months ended June 30,		Six Months ended June 30,		Year ended December 31,
	2017	2016	2017	2016	2016
	Unaudited		Unaudited		Audited
Net revenues	$38,376	$17,919	$73,256	$30,972	$82,888
Cost of revenues	13,152	9,797	24,816	17,779	39,870
Impairment of field equipment	-	6,412	-	6,412	6,412

Gross profit	25,224	1,710	48,440	6,781	36,606

Operating costs and expenses:
Research, development and clinical trials	9,371	11,318	18,782	22,763	41,467
Sales and marketing	16,360	14,598	31,116	27,906	59,449
General and administrative	15,023	13,031	27,445	25,287	51,007

Total operating costs and expenses	40,754	38,947	77,343	75,956	151,923

Operating loss	(15,530)	(37,237)	(28,903)	(69,175)	(115,317)
Financial expenses, net	(2,183)	(555)	(4,629)	(1,104)	(6,147)

Loss before income tax expense	(17,713)	(37,792)	(33,532)	(70,279)	(121,464)
Income tax expense	3,461	2,820	5,687	5,770	10,381

Net loss	$(21,174)	$(40,612)	$(39,219)	$(76,049)	$(131,845)

Basic and diluted net loss per ordinary share	$(0.24)	$(0.48)	$(0.45)	$(0.90)	$(1.54)

Weighted average number of ordinary shares used in computing basic and diluted net loss per share	88,218,868	85,274,683	87,835,926	84,843,028	85,558,448

Consolidated Balance Sheets

USD in thousands (except share data)

	June 30,	December 31,
	2017	2016
	Unaudited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$80,190	$99,780
Short-term investments	104,186	119,854
Restricted cash	1,537	267
Trade receivables	13,888	6,339
Receivables and prepaid expenses	11,544	10,084
Inventories	25,147	25,549
Total current assets	236,492	261,873

LONG-TERM ASSETS:
Property and equipment, net	9,621	9,812
Field equipment, net	9,061	8,808
Severance pay fund	102	88
Other long-term assets	1,766	1,500
Total long-term assets	20,550	20,208

TOTAL ASSETS	$257,042	$282,081

Consolidated Balance Sheets

USD in thousands (except share data)

	June 30,	December 31,
	2017	2016
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$13,161	$18,356
Other payables and accrued expenses	22,010	18,526
Total current liabilities	35,171	36,882

LONG-TERM LIABILITIES:
Long-term loan, net of discount and issuance costs	96,765	96,231
Employee benefit liabilities	2,679	2,590
Other long-term liabilities	4,882	4,033
Total long-term liabilities	104,326	102,854

TOTAL LIABILITIES	139,497	139,736

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -	-	-
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 88,630,205 shares and 87,066,446 shares at June 30, 2017 (unaudited) and December 31, 2016, respectively
Additional paid-in capital	679,099	664,154
Accumulated other comprehensive loss	(1,739)	(1,883)
Accumulated deficit	(559,815)	(519,926)
Total shareholders' equity	117,545	142,345

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$257,042	$282,081

Media and Investor Contact:

Ashley Cordova

acordova@novocure.com

212-767-7558